Exhibit 99.2

LEISURE ACQUISITION CORP.

Form of Charter of the Compensation Committee
of the Board of Directors

Adopted As of [         ][•], 2017

Purpose and Policy

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Leisure Acquisition Corp., a Delaware corporation (the “Company”), shall be:

(i)	to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs;

(ii)	to review and determine the compensation to be paid to the Company’s Chief Executive Officer and other executive officers (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and Rule 16a-1 thereunder);

(iii)	if and when applicable, to review and discuss with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” (“CD&A”) for use in any of the Company’s Annual Reports on Form 10-K, registration statements, proxy statements or information statements; and

(iv)	to prepare and review the Committee report included in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) in effect from time to time.

The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain an overall compensation structure designed to attract, retain and motivate management and other employees by providing appropriate levels of risk and reward in proportion to individual contribution and performance and to establish appropriate incentives for management to further the Company’s long-term strategic plan.

For purposes of this Charter, the term “compensation” shall include salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans.

Composition

The Committee shall consist of at least two (2) members of the Board. Each member of the Committee shall satisfy (i) the independence requirements of The NASDAQ Stock Market LLC (“NASDAQ”) applicable to compensation committee members, as in effect from time to time, when and as required by NASDAQ, subject to any exceptions permitted by NASDAQ, and (ii) any other qualifications determined by the Board from time to time. Each member may also be required to satisfy, as determined by the Board from time to time, (i) the “non-employee director” standard within the meaning of Rule 16b-3 promulgated under the Exchange Act and (ii) the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The members of the Committee shall be appointed by the Board and shall serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The chairman of the Committee (the “Chairman”) shall be appointed by the Board, or if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee. The Chairman (or in his or her absence, a member designated by the Chairman) shall preside at all meetings of the Committee.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members deem necessary or appropriate, but in no event less than annually. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require (i) the vote of a majority of the members present at a meeting of the Committee at which a quorum is present or (ii) the unanimous written consent of the members of the Committee then serving. Minutes of each meeting of the Committee, and each written consent, shall be prepared and distributed to each director of the Company and to the Secretary of the Company after each meeting and shall be placed in the Company’s minute book. The Chairman of the Committee shall report to the Board regarding the activities of the Committee from time to time, or whenever so requested by the Board.

Authority

The Committee shall have authority in its sole discretion to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants as it deems necessary or appropriate in the performance of its duties. In addition, the Committee shall have sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or executive officer compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense. Other reasonable expenditures for external resources that the Committee deems necessary or appropriate in the performance of its duties are, unless prohibited by NASDAQ Listing Rules or applicable law, permitted. Each member of the Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder.

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The Committee may form and delegate authority to subcommittees as appropriate, including but not limited to, if deductibility of “performance-based” compensation under Section 162(m) of the Code is desired, (i) a subcommittee composed of at least two (2) members of the Committee who are “outside directors” under Section 162(m) (any such subcommittee, a “Section 162(m) Committee”) and (ii) a subcommittee composed of one (1) or more members of the Committee to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code, (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.

The approval of this charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee’s procedures should remain flexible to address changing circumstances most effectively. Accordingly, the Committee may supplement and, except as otherwise required by applicable law or the requirements of NASDAQ, deviate from these activities as it deems appropriate under the circumstances:

1.            Overall Compensation Strategy. The Committee shall review, modify (as needed) and approve (or, if it deems appropriate, recommend to the full Board for determination and approval) the overall compensation strategy and policies for the Company, including:

(a)       reviewing and approving on an annual basis corporate goals and objectives, which shall support and reinforce the Company’s long-term strategic goals, relevant to the compensation of the Company’s executive officers and other senior management, as appropriate;

(b)       evaluating and approving, or recommending to the Board for approval, the compensation plans and programs advisable for the Company, as well as evaluating and approving, or recommending to the Board for approval, the modification or termination of existing plans and programs;

(c)       establishing policies with respect to equity compensation arrangements;

(d)       reviewing compensation practices and trends in the Company’s industry to assess the adequacy and competitiveness of the Company’s executive compensation programs relative to other comparable companies; provided, however, that the Committee shall exercise independent judgment in determining the appropriate levels and types of compensation to be paid;

(e)       reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for the Company’s executive officers, other senior management and other employees, as appropriate;

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(f)       reviewing and approving the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers or other employees subject to Section 16 of the Exchange Act;

(g)       reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company;

(h)       reviewing and considering the results of any advisory vote on executive compensation;

(i)       considering and, if appropriate, establishing stock ownership guidelines for the Company’s Chief Executive Officer and the Company’s other executive officers; and

(j)       evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies.

2.             Compensation of Chief Executive Officer.

The Committee shall establish and approve (or, if it deems appropriate, recommend to the Board for determination and approval) on an annual basis the individual and corporate goals and objectives of the Company’s Chief Executive Officer that are periodically established and shall evaluate the Chief Executive Officer’s performance in light of relevant corporate goals and objectives.

In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee should seek to achieve an appropriate level of risk and reward, taking into consideration the Company’s performance and relative stockholder return, the potential benefits and costs to the Company of the award, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Company’s Chief Executive Officer in past years, and such other criteria as the Committee deems advisable. If the Committee deems it appropriate, the Committee shall adopt, or recommend to the Board the adoption of, new, or the amendment of existing, compensation plans. The Chief Executive Officer may not be present during the voting or deliberations regarding his or her compensation.

3.             Compensation of Other Executive Officers and Senior Management. Upon the recommendation of the Chief Executive Officer, the Committee shall review, modify and approve (or, if it deems appropriate, recommend to the Board for determination and approval) on an annual basis the individual and corporate performance goals and objectives of the Company’s other executive officers, or other members of senior management, as appropriate, that are periodically established. The Committee shall review, determine and approve (or, if it deems appropriate, recommend to the Board for determination and approval) the compensation and other terms of employment of each such executive officer or other member of senior management, taking into consideration the executive officer’s or senior management member’s success in achieving his or her individual performance goals and objectives and the corporate performance goals and objectives deemed relevant to such person as established by the Committee.

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4.             Compensation of Non-Employee Directors. The Committee shall review, modify and approve (or, if it deems appropriate, recommend to the Board for determination and approval) the type and amount of compensation to be paid or awarded to non-employee directors, including consulting, retainer, Board meeting, committee and committee chair fees and stock option grants or other stock awards, as well as any changes considered appropriate. The Committee shall also periodically consider and, if it deems appropriate, establish stock ownership guidelines for non-employee directors.

5.             Selection of Compensation Consultants, Legal Counsel and Other Advisers. The compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser (referred to collectively as “advisers”) to assist it in the performance of its duties, only after taking into consideration the factors specified in NASDAQ Listing Rule 5605(d)(3) or any successor provision. However, nothing in this provision requires that any advisers be independent. The Committee need not conduct this independence assessment with respect to (a) in-house legal counsel or (b) any adviser whose role is limited to (i) consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of the Company and that is available generally to all salaried employees or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the adviser and about which the adviser does not provide advice. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Committee, and such advisers shall report directly, and be accountable, to the Committee. The Committee shall have sole authority to approve the reasonable fees and the other terms and conditions of such engagement, including authority to terminate the engagement. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee. Nothing in this provision requires the Committee to implement or act consistently with the advice or recommendations of any adviser or affects the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

6.             Administration of Benefit Plans. The Committee shall adopt, amend and terminate (or, if it deems appropriate, recommend to the Board for adoption, amendment or termination) the Company’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The Committee shall have full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards and exercise such other power and authority as may be permitted or required under such plans.

7.             Compensation Discussion and Analysis. If required, the Committee shall review and discuss with management and approve the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s Annual Reports on Form 10-K, registration statements, proxy statements or information statements and make recommendations to the Board as to whether or not the CD&A should be included in the Company’s Annual Reports on Form 10-K, registration statements, proxy statements or information statements.

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8.             Compensation Proposals. The Committee shall provide recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation.

9.            Committee Report. The Committee shall prepare and review the Committee report on executive compensation to be included in the Company’s annual proxy statement in accordance with, and if required by, applicable SEC rules and regulations.

10.           Conflict–of-Interest Disclosure. The Committee shall review and discuss with management, if appropriate, any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or director compensation (except as set forth in clause (a) and (b) of Section 5 above) or that was retained by the Committee or management, and how such conflict is being addressed for disclosure in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations.

11.           Committee Self-Assessment and Charter Review. The Committee shall review, discuss and assess its own performance at least annually. The Committee shall also review and assess the adequacy of this charter at least annually and shall recommend any proposed changes to the Board for its consideration.

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